Exhibit 10.4

ALTRA INDUSTRIAL MOTION CORP.

2014 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of «Date_of_Grant» (the “Date of Grant”), by and between Altra Industrial Motion Corp., a Delaware corporation (the “Company”), and «First_Name» «Last_Name» (the “Participant”).  This Agreement is subject to all of the terms and conditions as set forth herein and in the Company’s 2014 Omnibus Incentive Plan (the “Plan”), as amended, which is incorporated herein by reference.

The parties agree as follows:

1.Definitions.  Each of the following terms used herein shall have the following meanings:

“Authorized Retirement” means the Participant’s voluntary resignation from employment with the Company and its Subsidiaries under circumstances which the Committee, in its sole discretion, determines to constitute “Retirement”.  For the avoidance of doubt, the Committee’s determination of whether “Retirement” has occurred shall be made on an individual Award basis, and “Retirement” treatment for any one Award shall not require that all Awards held by the Participant will receive “Retirement” treatment.

“Forfeiture Restriction” means a “substantial risk of forfeiture” within the meaning of Section 83(b) of the Code and the regulations promulgated thereunder.

“Transfer” means any direct or indirect, voluntary or involuntary, offer to sell, transfer, sale, assignment, pledge, hypothecation, short sales, loan, grant of an option to purchase or other disposition, or the entering of any contract or agreement to do any of the foregoing.

Any capitalized term not herein defined shall have the meaning as set forth in the Plan.

2.Issuance of Stock.  Subject to the terms and conditions of this Agreement and the Plan, the Company hereby agrees to issue to the Participant «RSA_Number_of_Shares_Written» («RSA_Number_of_Shares») Shares of Restricted Stock (the “Restricted Shares”) for good and valuable consideration that the Company has determined to exceed the par value of the Company’s common stock.

3.Vesting; Termination of Employment; Change in Control; Forfeiture.

(a)Vesting. The Restricted Shares shall vest in accordance with the schedule set forth on [Appendix [●]]; provided that the Participant continues to be an employee of the Company or a Subsidiary from the Date of Grant through the applicable vesting dates set forth therein (each, a “Vesting Date”).

«Last_Name» Restricted Stock Award Agreement  [●], 2019

(b)Termination of Employment; Change in Control. Notwithstanding anything contrary in this Agreement, upon the occurrence of any of the following events, the Restricted Shares shall become fully vested (subject, in each case except in the case of the Participant’s death, to the Release Condition (as defined below) and the Participant’s compliance with the restrictive covenants provided in Section 9 hereof); provided, that if any employment or similar agreement entered into between the Participant, on the one hand, and the Company or a Subsidiary, on the other, provides for treatment of the Restricted Shares that is more favorable to the Participant than the treatment set forth in this Section 3(b), the more favorable treatment set forth in such employment or similar agreement shall govern:

(i)the Participant’s death or termination of employment due to Disability;

(ii)in the discretion of the Committee, the termination of the Participant’s employment without Cause; or

(iii)following a Change in Control, if:

(1)the continuing entity fails to assume the Restricted Stock Award; or

(2)the Participant’s employment is terminated by the Company or its successor without Cause or by the Participant for Good Reason, in each case, within the 24-month period following the Change in Control.

(c)Authorized Retirement.  Subject to the Release Condition, upon the Participant’s Authorized Retirement, the Restricted Shares shall remain outstanding and eligible to vest in accordance with Section 3(a) hereof, subject to the Participant’s compliance with the restrictive covenants provided in Section 9 hereof; provided, that in the event that at any time from or after the Participant’s Authorized Retirement, the Company determines that the Restricted Shares have become subject to any applicable U.S. federal, state, local or other tax withholding obligations, (i) the Company shall withhold a number of Restricted Shares with a Fair Market Value equal to such withholding liability (as determined in accordance with Section 8(c) hereof), and (ii) the number of Restricted Shares that are not used to satisfy such withholding liability (the “Net Restricted Shares”) shall remain subject to the transfer restrictions set forth in Section 5 hereof and the Participant’s compliance with the restrictive covenants provided in Section 9 hereof, in each case, until the applicable Vesting Date.  For purposes of clause (ii) of the preceding sentence, the percentage of Net Restricted Shares that shall vest on each Vesting Date following the Participant’s Authorized Retirement shall be determined pro rata.

(d)Forfeiture.  Except as provided in Sections 3(b) and 3(c) hereof, any Restricted Shares outstanding on the date when the Participant ceases to be employed by the Company or a Subsidiary shall automatically be forfeited as of such date.

4. Release Condition.  Except as otherwise determined by the Committee, if any vesting of the Restricted Shares is subject to a “Release Condition”, the Participant must sign and deliver to the Company a release of claims, in the form provided by the Company (which, following a Change in Control, shall be based on the Company’s form prior to the Change in Control) (“Release”), as consideration for such vesting, within 30 days following the applicable event and shall not revoke it within the period specified therein.

5.Restrictions on Transfer; Creditors.  The Participant shall only Transfer the Restricted Shares granted hereunder in accordance with the terms of the Plan.  Without limiting the foregoing, no Restricted Shares or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by Transfer, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

6.Registration of Shares.  The Restricted Shares shall be evidenced in such manner as the Company may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate or book-entry credit issued or entered in respect of the Restricted Shares shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares substantially in the following form:

“The transferability of this certificate (if certificated) and the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan and an Award Agreement between the Altra Industrial Motion Corp. and the stockholder, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of Altra Industrial Motion Corp.”

7.Effect of Changes in Capitalization.  The Restricted Shares shall be subject to adjustment in accordance with Section 10(c) of the Plan.

8.Section 83(b) Election; Withholding.

(a)The Participant may make an election under Section 83(b) of the Code with respect to this award.  Section 83 of the Code provides that generally the Participant is not subject to federal income tax until Restricted Shares are released from the Forfeiture Restriction.  If the Participant makes a Section 83(b) election, the Participant would recognize income as of the date of the award in the amount of the excess of the Fair Market Value of the award (determined as of the date of the award) over the purchase price of the award.  A Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the Date of Grant.  The form for making a Section 83(b) election is attached as Exhibit A.  The Participant acknowledges that it is the Participant’s sole responsibility to timely file the Section 83(b) election and that failure to file a Section 83(b) election within the applicable thirty (30) day period will cause the Participant to be taxed when the Restricted Shares are released from the Forfeiture Restriction.  The Participant shall (A) provide the Company with a copy of any Section 83(b) election within five (5) business days of filing such election and (B) deliver to the Company within ten (10) business days of filing such election a check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax), imposed on the Participant as a result of filing such 83(b) election.

(b)Upon (x) the date of the award, if the Participant files a Section 83(b) election, or (y) at such time as the Restricted Shares of Restricted Stock are released from the Forfeiture Restriction, if the Participant does not file a Section 83(b) election, in each case, after the grant of the Restricted Shares, the Participant (or his/her personal representative) shall deliver to the Company, within ten (10) days after the occurrence of such release (or in the event of death, within ten (10) days of the appointment of the personal representative), either a check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax), imposed on the Participant and the Company by reason of the release of the Forfeiture Restriction, or a withholding election form to be provided by the Company upon request by the Participant (or personal representative).

(c)In the event the Participant or his personal representative elects to satisfy the withholding obligation by executing the withholding election form, the Participant’s actual number of vested Restricted Shares shall be reduced by the number of whole Restricted Shares which, when multiplied by the Fair Market Value of a Share on the date that the Forfeiture Restriction is released, that the Company determines is sufficient to satisfy the Participant’s tax obligations by reason of the Participant being recorded as the stockholder of record of such Shares. The Participant may, instead, choose to deliver to the Company a check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax). In the event that the Participant fails to tender either the required certified check or withholding election, the Participant shall be deemed to have elected and executed the withholding election form; provided that, if, at the time that a tax withholding obligation arises in respect of the Shares, the Participant has been designated as an “officer” within the meaning of Section 16 of the Exchange Act, unless otherwise elected in writing by the Participant, the Company shall withhold the maximum amount necessary to satisfy the amount of such withholding tax obligations.

(d)Notwithstanding the foregoing, the summary of tax consequences to Participants described in this Section 8 is provided only as general information and not as tax advice.  It does not address all of the tax considerations that may be relevant to a particular Participant.  The Participant acknowledges that Participants should consult with, and rely on, their own tax advisors regarding all of the possible tax consequences, based on their individual situations, in connection with this award.

9.Non-Compete; Non-Solicitation.

(a) In consideration of the Restricted Shares, the Participant agrees and covenants not to:

(i)Contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its Related Entities, as such business may be expanded from time to time, for a period of two years following the Participant’s termination of employment; provided that nothing in this Section 9 shall prohibit the ownership of less than five percent (5%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or listed with the Nasdaq Stock Market;

(ii)Directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Related Entities for two years following the Participant’s termination of employment; or

(iii)Directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former, or prospective customers of the Company or any of its Related Entities for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its Related Entities for a period of two years following the Participant’s termination of employment.

(b) If the Participant breaches any of the covenants set forth in Section 9(a):

(i)All Restricted Shares (including any Net Restricted Shares) shall be immediately forfeited; and

(ii)the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(c)If the Participant has agreed to a non-compete and/or a non-solicitation provision in any other contract or agreement with the Company, then the Company may choose to enforce any other non-compete and/or non-solicitation provision to which the Participant is bound to the extent such provision provides greater restrictions than those provided in Sections 9(a) and 9(b) herein.

10.General Provisions.

(a)This Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

(b)This Agreement and the Plan constitute the entire agreement between the Company and the Participant concerning the subject matter hereof.  There is no representation or statement made by any party on which another party has relied which is not included in this Agreement.  Any previous agreement between the Company and the Participant concerning the subject matter hereof is hereby terminated and superseded by this Agreement and the Plan.  This Agreement may not be assigned by the Participant except as required in connection with a permitted transfer thereunder.  Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.  Any attempted transfer of this Agreement not in compliance with the terms hereof shall be null and void.

(c)Neither this Agreement nor any term hereof may be amended, modified, waived, discharged, or terminated except by a written instrument signed by the Company and the Participant; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

(d)Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(e)THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RESTRICTED STOCK SUBJECT TO THIS AWARD IS EARNED BY CONTINUING EMPLOYMENT WITH THE COMPANY (OR A SUBSIDIARY) THROUGH THE APPLICABLE VESTING DATES, PURSUANT TO SECTION 3(a) HEREOF, AS AN “AT WILL” EMPLOYEE OF THE COMPANY (OR A SUBSIDIARY) AND NOT THROUGH THE ACT OF BEING HIRED OR ACQUIRING RESTRICTED SHARES HEREUNDER.  THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE FOR SUCH PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S EMPLOYMENT WITH THE COMPANY (OR A SUBSIDIARY) AT ANY TIME, WITH OR WITHOUT CAUSE.

(f)Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, overnight air courier, or first class certified or registered mail, postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by five (5) days’ advance written notice to the other parties hereto.  All notices and communications shall be deemed to have been received unless otherwise set forth herein:  (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives electronic confirmation that such notice was received by the addressee; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

(g)If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h)The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Restricted Shares, to any and all shares of capital stock or other securities of the Company or a Subsidiary which may be issued in respect of, in exchange for, or in substitution of the Restricted Shares, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

(i)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimiles or other electronic signatures (including PDFs) shall be deemed an original.

(j)The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party.

(k)This Agreement will not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

(l)By his or her signature below, the Participant agrees to be bound by the terms and conditions of the Plan.  The Participant has reviewed the Plan in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan or this Agreement by the Committee.

(m)With respect to all Restricted Shares, the Participant shall be entitled to receive payment on the applicable payment date to shareholders of all cash dividends declared by the Company.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

ALTRA INDUSTRIAL MOTION CORP.:	PARTICIPANT:

By:
Name: Carl R. Christenson Title: Chief Executive Officer	«First_Name» «Last_Name»

Address:	Address:

Altra Industrial Motion Corp. 300 Granite Street, Suite 201 Braintree, MA 02184 Attention: Carl R. Christenson Fax No.: (781) 843-0615	«Street_Address» «City», «State» «Zip»

EXHIBIT A

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to the above-referenced Federal Tax Code, to include in taxpayer’s gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with his receipt of the property described below:

1.The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:	«First_Name» «Last_Name»	SPOUSE:

ADDRESS:	«Street_Address», «City», «State» «Zip»

IDENTIFICATION NO.:	SPOUSE:

TAXABLE YEAR:	«Tax_Year»

2.The property with respect to which the election is made is described as follows:  «RSA_Number_of_Shares» shares (the “Shares”) of the Common Stock of Altra Industrial Motion Corp. (the “Company”).

3.The date on which the property was transferred is: «Date_of_Grant»

4.The property is subject to the following restrictions:

The Shares may be forfeited to the Company, or its assignee, on certain events.  This right lapses with regard to a portion of the Shares over time.

5.The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is approximately: $[    ].

6.The amount (if any) paid for such property is:  $0.00 per share.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property.  The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:
«First_Name» «Last_Name»